                                                     Exhibit 12


                    LACLEDE GAS COMPANY AND SUBSIDIARY COMPANIES

           SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           -------------------------------------------------------------

                                        Fiscal Year Ended September 30,
                                  ----------------------------------------
                                  1995     1994     1993     1992     1991
                                  ----     ----     ----     ----     ----
                                            (Thousands of Dollars)
Income before interest
 charges and the cumulative
 effect of change in
 accounting                    $39,428  $38,611  $41,380  $33,888  $34,616

Add: Taxes based on
       utility income            9,878   12,517   14,997    8,272   10,795

     Taxes based on
       miscellaneous income        252      121    1,068      172      281

     One third of applicable
       rentals charged to
       operating expense
      (which approximates the
      interest factor)             288      287      284      279      269
                               -------------------------------------------
        Total Earnings         $49,846  $51,536  $57,729  $42,611  $45,961
                               ===========================================

Interest on long-term debt     $12,544  $12,626  $14,415  $13,803  $13,062
Other interest                   5,983    3,768    1,798    1,811    1,524

One-third of applicable rentals
  charged to operating expense
  (which approximates the
  interest factor)                 288      287      284      279      269
                               -------------------------------------------
   Total Fixed Charges         $18,815  $16,681  $16,497  $15,893  $14,855
                               ===========================================

Ratio of Earnings to
  Fixed Charges                   2.65     3.09     3.50     2.68     3.09



                                     88